THE ST. JOE COMPANY
ANNUAL INCENTIVE PLAN

1. PURPOSES

The St. Joe Company Annual Incentive Plan is a component of the Company’s overall strategy to pay its employees for performance. The purposes of this Plan are to: (A) motivate senior executives and other employees by tying their compensation to performance; (B) reward exceptional performance that supports overall Company objectives; and (C) attract and retain top performing employees.

2. DEFINITIONS

“Award” means an award under this Plan of a conditional opportunity to receive a payment of cash, restricted stock or a combination of cash and restricted stock, if the applicable performance target(s) is (are) satisfied in the applicable performance period.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Company’s Board of Directors, or such other committee designated by the Board of Directors, which is authorized to administer the Plan under Section 3 hereof. The Committee shall be comprised solely of directors who are outside directors under Code Section 162(m).

“Company” means The St. Joe Company and any corporation or other business entity of which the Company (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

“Participant” means any employee to whom an Award is granted under the Plan.

“Plan” means this Plan, which shall be known as The St. Joe Company Annual Incentive Plan.

3. ADMINISTRATION

A. The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i) determine all questions of policy and interpretation pertaining to the Plan;

(ii) adopt such rules, regulations, agreements and instruments as it deems necessary for the proper administration of the Plan;

(iii) select employees to receive Awards;

(iv) determine the terms of Awards;

(v) determine amounts subject to Awards (within the limits prescribed in the Plan);

(vi) determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of the Company;

(vii) grant waivers of Plan or Award conditions (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(viii) accelerate the payment of Awards (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(ix) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice; and

(x) take any and all other actions it deems necessary or advisable for the proper administration of the Plan.

B. The Committee may delegate its authority to grant and administer Awards to a separate committee; however, only the Committee may grant and administer Awards which are intended to qualify as performance-based compensation under Code Section 162(m).

4. ELIGIBILITY

Any executive officer of the Company as determined by the Committee and any other employee designated by the Chief Executive Officer or the Committee may become Participants in the Plan.

5. PERFORMANCE GOALS

A. The Committee shall establish in writing one or more performance goals applicable to a particular fiscal year in advance of the deadlines applicable under Code Section 162(m) and while the outcome of the performance goal remains substantially uncertain within the meaning of Code Section 162(m).

B. Each performance goal applicable to a fiscal year shall be based upon one or more of the following business criteria, either individually or in any combination: (1) net income, (2) stockholder return, (3) earnings per share, (4) revenue, (5) revenue growth, (6) operating income, (7) market share, (8) return on net assets, (9) return on equity, (10) return on investment, (11) cash flow, (12) share price performance, (13) net earnings before interest and taxes, less any minority interests, (14) earnings before taxes less any minority interests, and (15) the number of land-use entitlements held by the Company. The business criteria selected may be applied to either the Company as a whole or to a business unit or subsidiary, either individually or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison index, in each case as specified by the Committee in the Award.

C. The Committee shall determine the target level of performance that must be achieved with respect to each business criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

D. The Committee may base performance goals on one or more of the foregoing business criteria. In the event performance goals are based on more than one business criterion, the Committee may determine to make Awards upon attainment of the performance goal relating to any one or more of such criteria, provided the performance goals, when established, are stated as alternatives to one another at the time the performance goal is established.

E. To preserve the intended incentives and benefits of an Award based on one or more of the business criteria described above, the Committee shall apply the objective formula or standard with respect to the applicable performance goal in a manner that shall eliminate, in whole or in part, in such manner as is specified by the Committee, the effects of any of the following: asset write-downs or dispositions; acquisition-related charges; litigation, claim judgments, settlements or tax settlements; the effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the annual report on Form 10-K for the applicable year.

F. In its sole discretion, the Committee may reduce, but may not increase, an Award calculated using performance goals based on objective business criteria and intending to be performance-based compensation for purposes of Code Section 162(m). In determining the amount of any reduced Award, the Committee reserves the right to apply subjective, discretionary criteria to determine a revised Award amount. The reduction in, or elimination of, any Award for a Participant by the Committee may not, directly or indirectly, increase the amount of any Award to any other Participant.

G. For Participants who will not be receiving Awards subject to Code Section 162(m), the Committee may provide for the establishment of other criteria in addition to performance goals for the calculation of Awards, including, but not limited to, strategic goals, individual employee objectives and discretionary employee performance multipliers. Such subjective, discretionary criteria, however, shall not be used for purposes of determining performance-based compensation for purposes of Code Section 162(m), except to the extent that such criteria would have the effect of reducing an Award that was otherwise calculated in accordance with Code Section 162(m).

6. AWARDS

A. Awards may be made on the basis of Company and/or business unit performance goals and formulas, as well as strategic goals and individual employee objectives, or any combination of the foregoing, all as determined by the Committee. Awards shall be determined by the application of one or more multipliers to an individual target Award expressed in dollars or as a percentage of a Participant’s base salary. The multiplier(s) shall be determined, in whole or in part, by reference to the applicable performance goals or other objectives. Awards may be greater than or less than 100% of the target Award. During any Company fiscal year, however, no single Participant shall receive an Award of more than $3,000,000.

B. The Committee, in its discretion, may elect to make payment of all or part of any Award in restricted shares of the Company’s common stock. In such event, any restricted shares issued shall be pursuant to an award under one or more of the Company’s incentive stock plans.

C. The Committee, in its discretion, may reduce or eliminate a Participant’s Award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

D. The payment of an Award requires that the Participant be an active employee and on the Company’s payroll on the last day of the fiscal year to which such Award relates in order to receive any portion of the Award. The Committee may make exceptions to this requirement in the case of retirement, death, disability, a corporate change in control, or in such other circumstances as determined by the Committee in its sole discretion.

E. No executive officer shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the applicable performance goals and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

F. The Company shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

7. GENERAL

A. The Plan shall become effective as of February 13, 2006, subject to shareholder approval of the Plan to the extent required by Code Section 162(m).

B. Any rights of a Participant under the Plan are personal to the Participant and shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.

C. Participation in the Plan shall not give any employee any right to remain in the Company’s employ. Further, the adoption of this Plan shall not be deemed to give any employee or other individual the right to be selected as a Participant or to be granted an Award.

D. To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company.

E. The Plan shall be governed by and construed in accordance with the laws of the State of Florida.

F. The Board may amend, suspend or terminate the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by the Company’s shareholders, to the extent such shareholder approval is required under Code Section 162(m) with respect to Awards which are intended to qualify under that Section. In no event shall the amendment, suspension or termination of the Plan adversely affect the rights of any Participant to a previously granted Award without such Participant’s written consent.